FOR IMMEDIATE RELEASE

INTER PARFUMS PROVIDES GUIDANCE FOR 2006
WITH RECORD SALES AND EARNINGS

New York, New York, November 28, 2005 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced its guidance for 2006.

Management is projecting 2006 net sales of approximately $301 million, or a nearly 10% increase compared with 2005's estimated $274 million.  Net income for 2006 is expected to approximate $16.9 million or $0.83 per diluted share.  This represents a 16% and 17% improvement over management's 2005 net income guidance of $14.6 million and $0.71 per diluted share, respectively.  Inter Parfums also indicated that its guidance assumes the dollar remains at current levels which is 7% higher relative to the euro compared with the dollar's average value through the first nine months of 2005.

In addition, effective January 1, 2006, the Company plans to adopt SFAS 123(R) "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock based compensation.  Under this pronouncement, the Company plans to elect to apply this standard prospectively and therefore not restate prior year results.  Our earnings guidance for 2006 includes an after tax charge of approximately $0.6 million or $.03 per diluted share to reflect the impact of SFAS 123(R).

Jean Madar, Chairman and CEO of Inter Parfums, noted, "After a one year hiatus, we are looking for earnings to increase at a faster rate than sales and for 2006 to be a record year for profits as well as sales for Inter Parfums.  As we have reported, we have our most ambitious prestige product launch schedule ahead of us.  The most significant of these is a new Burberry fragrance family for men and women in conjunction with Burberry's 150th anniversary.  There will also be new women's fragrances for Lanvin and Christian Lacroix and new men's lines for Paul Smith, S.T. Dupont and Nickel."

He went on to say, "As we reported earlier this month, we have budgeted a continued high level of expenses related to our new Banana Republic and Gap personal care product programs in the coming year.  Nonetheless, we believe that with the initial Banana Republic products in the stores this coming Fall, this program should be accretive in 2006.  The Gap program remains on schedule for an early 2007 store debut."

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include continuation and renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  In addition and with respect to our recently reported agreement with Gap Inc., such factors include approval of new products by Gap and sales and marketing efforts of Gap. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the heading "Forward Looking Information and Risk Factors" in Inter Parfums' annual report on Form 10-K/A for the fiscal year ended December 31, 2004 and filed with the Securities Exchange Commission on April 28, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Andreas Marathovouniotis (212) 836-9611/amarathis@equityny.com www.theequitygroup.com